                                                                     EXHIBIT 4.1


                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                      -----------------------------------

     AMENDMENT NO. 1, date as of May 26, 1999 (this "AMENDMENT"), to the AMENDED AND RESTATED RIGHTS AGREEMENT, dated as of September 18, 1999 between MARCAM SOLUTIONS, INC., a Delaware corporation (the "COMPANY"), and BANKBOSTON, N.A., a national banking association, as Rights Agent (the "RIGHTS AGREEMENT"). All terms not otherwise defined herein shall have the meanings given such terms in the Rights Agreement.

                                  WITNESSETH:

     WHEREAS, on June 13, 1997, the Board of Directors of the Company (the "BOARD") authorized and declared a dividend distribution with respect to each share of Common Stock of the Company (the "COMMON STOCK") outstanding as of the close of business on July 21, 1997 constituting the right to purchase one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company, as reflected in the Rights Agreement; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may cause the Rights Agreement to be amended at any time prior to the Final Amendment Date (as defined in the Rights Agreement) without the approval of any holders of certificates representing shares of Common Stock; and

     WHEREAS, on May 26, 1999, the Board authorized and approved the amendment of the Rights Agreement in anticipation of and in connection with approving the acquisition of the Company pursuant to a cash tender offer and merger (the "MERGER") pursuant to an Agreement and Plan of Merger (the "MERGER AGREEMENT") among Company, Invensys, plc (the "PARENT"), M Acquisition Corp., an indirect wholly-owned subsidiary of Parent (the "PURCHASER"), and M Merger Sub, Inc., a wholly-owned subsidiary of Purchaser ("MERGER SUB"); and

     WHEREAS, on May 26, 1999, in connection with the Merger, the Board authorized and approved the execution of the Tender and Option Agreement dated as of May 27, 1999 among Purchaser, Merger Sub, and certain stockholders (the "Option Stockholders") of the Company listed on SCHEDULE A thereto (the "Option Agreement"), including for the express purpose of ensuring that General Atlantic Partners 32, L.P., General Atlantic Partners 21, L.P. and GAP Coinvestment Partners, L.P., and their Affiliates and Associates (each as defined as "Exempt Persons" under the Rights Agreement notwithstanding the execution and delivery of the Merger Agreement and Option Agreement and the consummation of the transactions contemplated thereby.



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     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Notwithstanding anything to the contrary in the Rights Agreement, the Rights Agreement shall not apply to, and, without limiting the foregoing, none of Parent, Purchaser, Merger Sub, nor any Option Stockholder (including, without limitation, the GAP Parties), nor any Affiliate or Associate of any such parties, will become an "Acquiring Person" or an "Adverse Person," and no "Adverse Person Event," "Triggering Event," "Stock Acquisition Date," "Distribution Date" or "Final Amendment Date" (as such terms are defined in the Rights Agreement) will occur, as a result of (i) the approval, execution, delivery or performance of the Merger Agreement or the consummation of the Offer or Merger pursuant thereto, (ii) the announcement of the Offer or Merger, (iii) the approval, execution, delivery or performance of the Option Agreement by any of the parties thereto, or (iv) the purchase, disposition, voting or beneficial ownership (as defined in the Rights Agreement) of shares of Common Stock of the Company by Parent, Purchaser, Merger Sub or any of the Option Stockholders (including, without limitation, the GAP Parties) pursuant to or otherwise arising from or relating to any of the foregoing, and no shares of Common Stock shall be deemed to be Beneficially Owned by any such persons as a result of the foregoing.

     2. Without limiting the provisions of Section 1 above, the Board has authorized and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement and Option Agreement as provided for in the penultimate proviso of the definition of "Exempt Person" in Section 1 of the Rights Agreement, such that the GAP Parties shall not be deemed to have become the Beneficial Owner of an additional 1% or more of shares of Common Stock of the Company or to have entered into any of the transactions set forth in Section 11(a)(ii)(A) of the Rights Agreement pursuant to clauses (1)(i) and (1)(ii), respectively, of said "Exempt Persons" for all purposes under the Rights Agreement, notwithstanding the execution and delivery of the Merger Agreement and Option Agreement and the consummation of the transactions contemplated thereby.

     3. Parent, Purchaser and Merger Sub are third party beneficiaries of this Amendment and the terms of this Amendment shall not be withdrawn, amended or otherwise modified without their written consent.

     4. Except as amended hereby, the Rights Agreement shall continue in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and arrested, all as of the day and year first above written.

Attest:


                                             MARCAM SOLUTIONS, INC.

By: /s/ Diane R. Tormey                      By: /s/ Harlan Plumley
    ----------------------------                 --------------------------
    Name: Diane R. Tormey                        Name: Harlan Plumley
    Title: Secretary                             Title: Chief Financial Officer



Attest:


                                             BANKBOSTON, N.A.

By: /s/ Geoffrey D. Anderson                 By: /s/ James J. Robinson
    ----------------------------                 --------------------------
    Name: Geoffrey D. Anderson                   Name: James J. Robinson
    Title: Director                              Title: Vice President





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


                             MARCAM SOLUTIONS, INC.

                              Officer's Certificate
                              ---------------------

     The undersigned, Diane R. Tormey, does hereby certify (a) that she is the duly elected and acting Secretary of Marcam Solutions, Inc., a Delaware corporation (the "COMPANY"), (b) that she is familiar with the facts herein certified and is duly authorized to certify the same and to deliver this Certificate pursuant to Section 27 of that certain Amended and Restated Rights Agreement dated as of September 18, 1998 between the Company and BankBoston, N.A., as Rights Agent (the "RIGHTS AGREEMENT"), and (c) as follows:

     1. The proposed amendment to the Rights Agreement attached hereto as EXHIBIT A (the "Amendment") is in compliance with the terms of Section 27 of the Rights Agreement.

     2. As of the date hereof, the Final Amendment Date (as defined in the Rights Agreement) has not occurred.



     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 26th day of May, 1999.



                                        /s/ Diane R. Tormey
                                        ---------------------------------------
                                        Diane R. Tormey
                                        Secretary